CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

KBL Acquisition Corp. IV

We hereby consent to the use in the Prospectus constituting part of Amendment No. 1 to the Registration Statement on Form S-1 of our report dated January 31, 2008, except for the third, fourth, fifth and sixth paragraphs of Note 1, the second paragraph of Note 2, the third paragraph of Note 5, and Note 8, as to which the date is March 13, 2008, on the financial statements of KBL Acquisition Corp. IV as of December 31, 2007 and for the period from October 4, 2007 (inception) to December 31, 2007, which appears in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

New York, New York

April 17, 2008